THIRD AMENDED AND RESTATED BYLAWS
OF
BANDWIDTH INC.
(a Delaware corporation)
as of November 2, 2023

TABLE OF CONTENTS

ARTICLE I CORPORATE OFFICE	1
1.1 Registered Office	1
1.2 Other Offices	1
ARTICLE II MEETINGS OF STOCKHOLDERS	1
2.1 Place of Meetings	1
2.2 Annual Meeting	1
2.3 Special Meeting	1
2.4 Notice of Business to be Brought before a Meeting.	1
2.5 Notice of Nominations for Election to the Board of Directors.	5
2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.	8
2.7 Notice of Stockholders’ Meetings	9
2.8 Quorum	9
2.9 Adjourned Meeting; Notice	10
2.10 Conduct of Business	10
2.11 Voting	10
2.12 Stockholder Action By Written Consent Without A Meeting	11
2.13 Record Dates	11
2.14 Proxies	11
2.15 List of Stockholders Entitled to Vote	12
2.16 Inspectors of Election	12
2.17 Delivery to the Corporation	13
ARTICLE III DIRECTORS	13
3.1 Powers	13
3.2 Number of Directors	13
3.3 Election, Qualification and Term of Office Of Directors	13
3.4 Resignation and Vacancies	13
3.5 Place of Meetings; Meetings By Telephone	14
3.6 Regular Meetings	14
3.7 Special Meetings; Notice	14
3.8 Quorum; Voting	15
3.9 Board Action Without A Meeting	15
3.10 Fees and Compensation of Directors	16
3.11 Removal of Directors	16
ARTICLE IV COMMITTEES	16
4.1 Committees of Directors	16
4.2 Committee Minutes	16
4.3 Meetings and Action of Committees	16
4.4 Subcommittees	17
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ARTICLE V OFFICERS	17
5.1 Officers	17
5.2 Appointment of Officers	17
5.3 Subordinate Officers	17
5.4 Removal and Resignation of Officers	17
5.5 Vacancies In Offices	18
5.6 Representation of Shares of Other Corporations	18
5.7 Authority and Duties of Officers	18
5.8 Compensation	18
ARTICLE VI STOCK	18
6.1 Stock Certificates; Partly Paid Shares	18
6.2 Special Designation On Certificates	19
6.3 Lost Certificates	19
6.4 Shares Without Certificates	19
6.5 Dividends	19
6.6 Transfer of Stock	19
6.7 Stock Transfer Agreements	20
6.8 Registered Stockholders	20
ARTICLE VII MANNER OF GIVING NOTICE AND WAIVER	20
7.1 Delivery of Notice; Notice by Electronic Transmission	20
7.2 Notice To Stockholders Sharing An Address	21
7.3 Notice To Person With Whom Communication Is Unlawful	21
7.4 Waiver of Notice	22
ARTICLE VIII FORUM FOR CERTAIN ACTIONS	22
ARTICLE IX INDEMNIFICATION	23
9.1 Indemnification of Directors and Officers In Third Party Proceedings	23
9.2 Indemnification of Directors and Officers in Actions by or in the Right of the Corporation	23
9.3 Successful Defense	23
9.4 Indemnification of Others	24
9.5 Advance Payment of Expenses	24
9.6 Limitation On Indemnification	24
9.7 Determination; Claim	25
9.8 Non-Exclusivity of Rights	25
9.9 Insurance	25
9.10 Survival	25
9.11 Effect of Repeal or Modification	25
9.12 Certain Definitions	25
ARTICLE X GENERAL MATTERS	26
10.1 Execution of Corporate Contracts and Instruments	26
10.2 Fiscal Year	26
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10.3 Seal	26
10.4 Construction; Definitions	26
ARTICLE XI AMENDMENTS	26

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BYLAWS OF BANDWIDTH INC.
ARTICLE I

CORPORATE OFFICES
1.1    Registered Office. The registered office of Bandwidth Inc. shall be fixed in the corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time.
1.2    Other Offices. The corporation’s board of directors may at any time establish other offices at any place or places where the corporation is qualified to do business.
ARTICLE II

MEETINGS OF STOCKHOLDERS
2.1    Place of Meetings. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the board of directors. The board of directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the corporation’s principal executive office.
2.2    Annual Meeting. The annual meeting of stockholders shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the board of directors and stated in the corporation’s notice of the meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The board of directors may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
2.3    Special Meeting.
(i)    A special meeting of the stockholders, other than those required by statute, may be called at any time by (A) the board of directors, (B) the chairperson of the board of directors, (C) the chief executive officer or (D) the president (in the absence of a chief executive officer), but a special meeting may not be called by any other person or persons. The board of directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
(ii)    The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the board of directors, chairperson of the board of directors, chief executive officer or president (in the absence of a chief executive officer). Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the board of directors may be held.
2.4    Notice of Business to be Brought before a Meeting.
(i)    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (A) specified in a notice of meeting given by or at the direction of the board of directors, (B) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the board of directors, or (C) otherwise properly brought before the meeting by a stockholder of the corporation present in person who (1) (x) was a record owner of shares of the corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (y) is entitled to vote at the meeting and (z) has complied with this Section 2.4 in all applicable respects or (2) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “1934 Act”). The foregoing clause (C)  shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the board of directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.
(ii)    Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (A) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the corporation and (B) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not more than the 120th day prior to such annual meeting and not later than (i) the 90th day prior to such annual meeting or, (ii) if later, the 10th day following the day on which Public Announcement (as defined below) of the date of such annual meeting was first made by the corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above. “Public Announcement” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the 1934 Act, or made via a Tweet from a verified account operated by the corporation (e.g., @ Bandwidth).
(iii)    To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary must set forth:
(a)    As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the corporation’s books and records); and (2) the class or series and number of shares of the corporation that are, directly or indirectly, owned of record or beneficially owned

(within the meaning of Rule 13d-3 under the 1934 Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”).
(b)    As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the 1934 Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the 1934 Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the 1934 Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the 1934 Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person's business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the corporation or any of its officers or directors, or any affiliate of the corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the corporation or any affiliate of the corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the corporation or any affiliate of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal, and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the 1934 Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c)    As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the 1934 Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(iv)    A Proposing Person shall update and supplement its notice to the corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(v)    Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the annual meeting in accordance with the provisions of this Section 2.4, and, if the chairperson should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be conducted.
(vi)    This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the 1934 Act and included in the corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the 1934 Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act.
2.5    Notice of Nominations for Election to the Board of Directors.
(i)    Nominations of persons for election to the board of directors of the corporation shall be made at an annual meeting of stockholders or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) only (A) by or at the direction of the board of directors, including by any committee or persons authorized to do so by the board of directors or these bylaws, or (B) by a stockholder of the corporation present in person who (1) was a record owner of shares of the corporation both at the time of the giving of the notice required by this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the annual meeting and (3) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder nominating any person for election to the board of directors at the meeting of the corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (B) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the board of directors at an annual meeting or special meeting.
(ii)    (a) Without qualification, for a stockholder to make any nomination of a person or persons for election to the board of directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the secretary of the corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.
(b)    Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (1) provide timely notice thereof in writing and in proper form to the Secretary of the corporation at the principal executive offices of the corporation, (2) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the corporation not earlier than the 120th day prior to such special meeting and not later than the 90th) day prior to such special meeting or, if later, the 10th day following the day on which Public Announcement (as defined in Section 2.4) of the date of such special meeting was first made.
(c)    In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.
(d)    In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b) or (iii) the 10th day following the date of Public Announcement (as defined in Section 2.4) of such increase.
(iii)    To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the secretary must set forth:
(a)    As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);
(b)    As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and provided that, in lieu of including the information set forth in Section 2.4(iii)(b)(6), the Nominating Person’s notice for purposes of this Section 2.5 shall include a representation as to whether the Nominating Person intends or is part of a group which intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect any nominee and (y) solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the corporation’s nominees in accordance with Rule 14a-19 promulgated under the 1934 Act; and
(c)    As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the 1934 Act (including such candidate’s written consent to being named in a proxy statement and accompanying proxy card relating to the corporation’s next meeting of shareholders at which directors are to be elected and to serving as a director for a full term if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).
For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(iv)    A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(v)    In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the 1934 Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, (1) no Nominating Person shall solicit proxies in support of director nominees other than the corporation’s nominees unless such Nominating Person has complied with Rule 14a-19 promulgated under the 1934 Act in connection with the solicitation of such proxies, including the provision to the corporation of notices required thereunder in a timely manner and (2) if any Nominating Person (A) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the 1934 Act, including the provision to the corporation of notices required thereunder in a timely manner, or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the following sentence, then the corporation shall disregard any proxies or votes solicited for the Nominating Person’s candidates. If any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Nominating Person shall deliver to the corporation, no later than seven business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act.

2.6    Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i)    To be eligible to be a candidate for election as a director of the corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the board of directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the board of directors), to the secretary at the principal executive offices of the corporation, (A) a completed written questionnaire (in the form provided by the corporation upon written request of any stockholder of record therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (B) a written representation and agreement (in the form provided by the corporation upon written request of any stockholder of record therefor) that such candidate for nomination (1) is not and, if elected as a director during his or her term of office, will not become a party to (a) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) or (b) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law, (2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the corporation, (3) if elected as a director of the corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), and (4) if elected as director of the corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(ii)    The board of directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the board of directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon. Without limiting the generality of the foregoing, the board of directors may request such other information in order for the board of directors to determine the eligibility of such candidate for nomination to be an independent director of the corporation. Such other information shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the corporation (or any other office specified by the corporation in any public announcement) not later than five business days after the request by the board of directors has been delivered to, or mailed and received by, the Nominating Person.

(iii)    A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the corporation (or any other office specified by the corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(iv)    No candidate shall be eligible for nomination as a director of the corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The chairperson at the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if the chairperson should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
(v) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.
2.7    Notice of Stockholders’ Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.8    Quorum. The holders of a majority of the voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the issued and outstanding shares of such class or series or classes or series, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Whether or not a quorum is present at a meeting of stockholders, the chairperson of the meeting shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.9    Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. At any adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

2.10    Conduct of Business. The board of directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the board of directors; in the absence of such designation, the chairperson of the board, if any, the chief executive officer (in the absence of the chairperson) or the lead independent director (in the absence of the chairperson of the board and the chief executive officer), or in their absence any other executive officer of the corporation, shall serve as chairperson of the stockholder meeting. The chairperson at any stockholder meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the board of directors or prescribed by the chairperson of the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the board of directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11    Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.13 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
Except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange, in all matters presented to stockholders at a duly called or convened meeting at which a quorum is present other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange, at all duly called or convened meetings of stockholders at which a quorum is present, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange.
2.12    Stockholder Action By Written Consent Without A Meeting. Subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series thereof that have been expressly granted the right to take action by written consent, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

2.13     Record Dates. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.13 at the adjourned meeting.
In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.
2.14    Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the 1934 Act, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.
Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the board of directors.
2.15    List of Stockholders Entitled to Vote. The corporation shall prepare, no later than the 10th day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (i) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the corporation’s principal place of business. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.15 or to vote in person or by proxy at any meeting of stockholders.
2.16    Inspectors of Election. Before any meeting of stockholders, the board of directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy; provided, further, that, in any case, if no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint at least one (1) inspector to act at the meeting.
Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. Such inspectors shall:
(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;
(ii) receive votes, ballots or consents;
(iii) hear and determine all challenges and questions in any way arising in connection with the right to vote;
(iv) count and tabulate all votes or consents;
(v) determine when the polls shall close;
(vi) determine the results; and

(vii) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.
The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.
2.17    Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the corporation required by this Article II.
ARTICLE III

DIRECTORS
3.1    Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.
3.2    Number of Directors. The board of directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of the board of directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3    Election, Qualification and Term of Office Of Directors. Except as provided in Section 3.4 of these bylaws, and subject to the certificate of incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.
In accordance with the provisions of the certificate of incorporation, the directors of the corporation shall be divided into three classes.
3.4    Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the board of directors and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the certificate of incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.
If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery of the State of Delaware (the “Court of Chancery”) for a decree summarily ordering an election as provided in Section 211 of the DGCL.
If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting power of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.
3.5    Place of Meetings; Meetings By Telephone. The board of directors may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.6    Regular Meetings. Regular meetings of the board of directors may be held within or outside the State of Delaware and at such place as which has been designated by the board of directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the board of directors.
3.7    Special Meetings; Notice. Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board of directors, the chief executive officer, the president, the secretary or a majority of the authorized number of directors, at such times and places as he or she or they shall designate.
Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;
(ii) sent by United States first-class mail, postage prepaid;
(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the corporation’s principal executive office) nor the purpose of the meeting.
3.8    Quorum; Voting. At all meetings of the board of directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.
The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.
If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.
3.9    Board Action Without A Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing or by electronic transmission . After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the board of directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the board of directors.
Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

3.10    Fees and Compensation of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the corporation in any capacity.
3.11    Removal of Directors. A director may be removed from office by the stockholders of the corporation only as provided in the certificate of incorporation.
No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
ARTICLE IV

COMMITTEES
4.1    Committees of Directors. The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors or in these bylaws, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the corporation.
4.2    Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.
4.3    Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i) Section 3.5 (place of meetings and meetings by telephone);
(ii) Section 3.6 (regular meetings);
(iii) Section 3.7 (special meetings and notice);
(iv) Section 3.8 (quorum; voting);
(v) Section 3.9 (board action without a meeting); and
(vi) Section 7.5 (waiver of notice),
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the board of directors and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the board of directors or by resolution of the committee;
(ii) special meetings of committees may also be called by resolution of the board of directors or the chairperson of the applicable committee; and
(iii) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee.
The board of directors or a committee may adopt rules for the governance of any committee not inconsistent with the provisions of these bylaws or the certificate of incorporation.
Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.
4.4    Subcommittees. Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the board of directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
ARTICLE V

OFFICERS
5.1    Officers. The officers of the corporation shall include a president and a secretary. The corporation may also have, at the discretion of the board of directors, a chairperson of the board of directors, a vice chairperson of the board of directors, a chief executive officer, a chief financial officer, treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the corporation.
5.2    Appointment of Officers. The board of directors shall appoint the officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.
5.3    Subordinate Officers. The board of directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.
5.4    Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the board of directors at any regular or special meeting of the board of directors or, except in the case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.

Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.
5.5    Vacancies In Offices. Any vacancy occurring in any office of the corporation shall be filled by the board of directors or as provided in Section 5.3.
5.6    Representation of Shares of Other Corporations. The chairperson of the board of directors, the president, any vice president, the treasurer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares or voting securities of any other corporation or other person or entity or entities standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7    Authority and Duties of Officers. All officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be provided herein or designated from time to time by the board of directors or the stockholders and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the board of directors.
5.8    Compensation The compensation of the officers of the corporation for their services as such shall be fixed from time to time by or at the direction of the board of directors. An officer of the corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the corporation.
ARTICLE VI

STOCK
6.1    Stock Certificates; Partly Paid Shares. The shares of the corporation shall be represented by certificates; provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by the chairperson of the board of directors or vice-chairperson of the board of directors, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The corporation shall not have power to issue a certificate in bearer form.
The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
6.2    Special Designation On Certificates. If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151, 156, 202(a) or 218(a) of the DGCL or with respect to this Section 6.2 a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
6.3    Lost Certificates. Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
6.4    Shares Without Certificates. The corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the corporation is permitted in accordance with applicable law.
6.5    Dividends. The board of directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the corporation’s capital stock. Dividends may be paid in cash, in property or in shares of the corporation’s capital stock.
The board of directors may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.
6.6    Transfer of Stock. Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized,

and, subject to Section 6.3 of these bylaws, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the corporation for any purpose until it shall have been entered in the stock records of the corporation by an entry showing the names of the persons from and to whom it was transferred.
6.7    Stock Transfer Agreements. The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
6.8    Registered Stockholders. The corporation:
(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;
(ii) shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and
(iii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
ARTICLE VII

MANNER OF GIVING NOTICE AND WAIVER
7.1    Delivery of Notice; Notice by Electronic Transmission.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under any provisions of the DGCL, the certificate of incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electric transmission to the corporation. Notwithstanding the provisions of this paragraph, the corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)    if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii)    if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iii)    if by any other form of electronic transmission, when directed to the stockholder.
Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the corporation is unable to deliver by such electronic transmission two consecutive notices given by the corporation and (2) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
7.2    Notice To Stockholders Sharing An Address. Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.
7.3    Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
7.4    Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.
ARTICLE VIII

FORUM FOR CERTAIN ACTIONS
Unless the corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the corporation to the corporation or to the corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VIII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to this Article VIII. This provision is intended to benefit and may be enforced by the corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article VIII shall not apply to suits brought to enforce any liability or duty created by the 1934 Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby

ARTICLE IX

INDEMNIFICATION
9.1    Indemnification of Directors and Officers In Third Party Proceedings. Subject to the other provisions of this Article IX, the corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
9.2    Indemnification of Directors and Officers in Actions by or in the Right of the Corporation. Subject to the other provisions of this Article IX, the corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
9.3    Successful Defense. To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 9.1 or Section 9.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
9.4    Indemnification of Others. Subject to the other provisions of this Article IX, the corporation shall have power to indemnify its employees and agents to the extent not prohibited by the DGCL or other applicable law. The board of directors shall have the power to delegate to such person or persons as the board shall in its discretion determine the determination of whether employees or agents shall be indemnified.
9.5    Advance Payment of Expenses. Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the corporation in defending any Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article IX or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding referenced in Section 9.6(ii) or 9.6(iii) prior to a determination that the person is not entitled to be indemnified by the corporation.
9.6    Limitation On Indemnification. Subject to the requirements in Section 9.3 and the DGCL, the corporation shall not be obligated to indemnify any person pursuant to this Article IX in connection with any Proceeding (or any part of any Proceeding):
(i)    for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(ii)    for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(iii)    for any reimbursement of the corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(iv)    initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the corporation under applicable law, (c) otherwise required to be made under Section 9.7 or (d) otherwise required by applicable law; or

(v)    if prohibited by applicable law; provided, however, that if any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
9.7    Determination; Claim. If a claim for indemnification or advancement of expenses under this Article IX is not paid in full within 90 days after receipt by the corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the corporation under this Article IX, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.
9.8    Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.
9.9    Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.
9.10     Survival. The rights to indemnification and advancement of expenses conferred by this Article IX shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
9.11    Effect of Repeal or Modification. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
9.12    Certain Definitions. For purposes of this Article IX, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation

(including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article IX, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article IX.
ARTICLE X

GENERAL MATTERS
10.1    Execution of Corporate Contracts and Instruments. Except as otherwise provided by law, the certificate of incorporation or these bylaws, the board of directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

10.2    Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.

10.3    Seal. The corporation may adopt a corporate seal, which may be altered by the board of directors. The corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
10.4    Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

ARTICLE XI

AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the corporation to alter, amend or repeal, or adopt any provision of these bylaws. The board of directors shall also have the power to adopt, amend or repeal bylaws.
A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

BANDWIDTH INC.
CERTIFICATE OF AMENDMENT OF BYLAWS
The undersigned hereby certifies that he is the duly elected, qualified, and acting secretary of Bandwidth Inc., a Delaware corporation and that the foregoing bylaws were amended and restated on November 2, 2023, 2023 by the corporation’s board of directors.
IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 2nd day of November, 2023.
/s/ R. Brandon Asbill
R. Brandon Asbill, Secretary